Annual Meeting Results
An annual meeting of the funds shareholders was held on September 15, 2004. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following directors:

			 Shares      Shares Withholding
			Voted For    Authority to Vote
Roger A. Gibson ......... 920 		     -
Leonard W. Kedrowski .... 920 		     -

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

			   Shares      Shares Withholding
			  Voted For    Authority to Vote
Benjamin R. Field III ... 3,967,017 	    47,477
Mickey P. Foret ......... 3,970,523	    43,971
Victoria J. Herget ...... 3,967,017 	    47,477
Richard K. Riederer...... 3,972,017 	    42,477
Joseph D. Strauss........ 3,972,017	    42,477
Virginia L. Stringer .... 3,967,017 	    47,477
James M. Wade ........... 3,968,017	    46,477

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal year ending January 31, 2005.
The following votes were cast regarding this matter:

  Shares      Shares 			 Broker
 Voted For  Voted Against  Abstentions  Non-Votes
 3,979,582     28,031 	      6,881         -